EXHIBIT 23.3
CONSENT OF DC LAW CHARTERED
Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issuance by True North Finance Corporation of the 5 Year Notes, we hereby consent that reports of examinations by federal, state, territorial and district authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.

DC LAW CHARTERED

By:	/s/ Scott R. Carlson
Its:	Partner
Dated: November 20, 2009